Suite 900, 607 14th Street, NW

Washington, DC 20005-2018

t 202 508 5800 f 202 508 5858

August 21, 2013	direct dial 202 508 5882 direct fax 202 585 0079 thutton@kilpatricktownsend.com

Polonia Bancorp, Inc.

3993 Huntingdon Pike, 3rd Floor

Huntingdon Valley, Pennsylvania 19006

Re: Polonia Bancorp, Inc. 2013 Equity Incentive Plan

Board Members:

We have been requested by Polonia Bancorp, Inc., a Maryland corporation (the “Company”), to issue our opinion in connection with the registration of shares of the Company’s common stock, par value $0.01 per share, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement on Form S-8 (the “Registration Statement”) covers 337,001 shares of common stock which may be issued upon (i) the exercise of options to purchase shares of such common stock to be granted under the Polonia Bancorp, Inc. 2013 Equity Incentive Plan (the “Equity Plan”) or (ii) the granting of stock awards to be granted under the Equity Plan.

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Maryland law, it is our opinion that the shares reserved for issuance and distribution under the Equity Plan are duly authorized, and that, with respect to the shares issuable upon the exercise of stock options to be granted under the Equity Plan, upon payment for such shares, and, with respect to the issuance of shares upon the granting of stock awards to be granted under the Equity Plan, upon issuance of such shares in the manner described in the Equity Plan, all such shares will be validly issued, fully paid and nonassessable.

Atlanta Augusta Charlotte Denver Dubai New York Oakland Raleigh San Diego San Francisco Seattle Silicon Valley Stockholm Taipei Tokyo Walnut Creek Washington Winston-Salem

August 21, 2013

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein or omitted therefrom.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” therein.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Thomas P. Hutton
Thomas P. Hutton, a Partner